Exhibit 2.1

ACQUISITION AGREEMENT

between

SIEBERT FINANCIAL CORP.,

THE ESTATE OF MURIEL F. SIEBERT

and

KENNEDY CABOT ACQUISITION, LLC

dated

September 1, 2016

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”), is entered into September 1, 2016, by and among SIEBERT FINANCIAL CORP., a New York corporation (the “Company”), THE ESTATE OF MURIEL F. SIEBERT (the “Majority Shareholder”) and KENNEDY CABOT ACQUISITION, LLC a Nevada limited liability company (the “Buyer”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, Buyer desires to acquire a controlling position in the outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Buyer has agreed to (a) purchase the 19,310,000 shares the common stock, par value $.01 per share, of the Company (the “Company Common Stock”), owned beneficially and of record by the Majority Shareholder, representing approximately 87.4% of the total number of outstanding shares of Company Common Stock on a fully diluted basis as of the date hereof (the “Majority Shares”), and (b) commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Minority Offer”) to purchase any and all of the outstanding shares of Company Common Stock other than the Majority Shares (the “Minority Shares”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the transactions contemplated hereby, and (c) resolved to remain neutral and not to recommend whether Company shareholder should accept the Minority Offer;

WHEREAS, the board of directors of Buyer, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Minority Offer;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Minority Offer and the other transactions contemplated hereby and also to prescribe certain conditions to the Minority Offer and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

 “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Adjusted Majority Shares Purchase Price” has the meaning set forth in Section 2.02(a).

“Adjustment Calculation Example” means the illustrative calculation set forth on Exhibit A of the Majority Shares Closing Date Working Capital, Transaction Expenses and the Adjusted Majority Shares Purchase Price as if the Majority Shares Closing took place on May 21, 2016.

“Adjustment Report” has the meaning set forth in Section 2.03(b)(v).

“Advisory Agreements” has the meaning set forth in Section 3.28(e).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet” has the meaning set forth in Section 3.08(a).

“Balance Sheet Date” has the meaning set forth in Section 3.08(a).

“Base Working Capital” means $4,996,139.

“BCL” means the New York Business Corporation Law, as amended.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in the City of New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.06(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02.

“Cap” has the meaning set forth in Section 9.06(b).

“Capital Markets Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 4, 2014, by and between MS&Co., SBSF and SBS, as assigned by MS&Co. to the Company as of August 9, 2016.

“Charter Documents” of any Person means the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents of such Person.

“Claim” has the meaning set forth in Section 9.02(c).

“Code” has the meaning set forth in Section 2.08.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.05(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.05(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Fee” means a fee payable by the Company to the members of the Company Board in the aggregate amount of $400,000 in connection with work performed by the Company Board relating to the evaluation and negotiation of alternative strategic alternatives for the Company, including without limitation the transactions contemplated by this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 3.04(c).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.06(a).

“Company Employee” has the meaning set forth in Section 3.13(a).

“Company Employee Plans” has the meaning set forth in Section 3.13(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 3.20.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, lenders or regulators; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which the Company and its Subsidiaries operate, (e) any actions taken or omitted to be taken by any Company in the course of complying with its obligations hereunder or which are taken with Buyer ’s consent or not taken because Buyer did not give its consent, (f) any failure by any Company or its Subsidiaries to achieve any earnings or other financial projections or forecasts, or (g) the identity of, or the effects of any facts or circumstances relating to, Buyer or any of its Affiliates, including any communication by Buyer or any of its Affiliates regarding the plans or intentions of any such Person with respect to the conduct of the business of the Buyer or any such Affiliate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company SEC Documents” has the meaning set forth in Section 3.07.

“Company Securities” has the meaning set forth in Section 3.06.

“Company Stock Award” means each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Employee Plan, other than Company Stock Options.

“Company Stock Option” means an option to acquire shares of Company Common Stock.

“Confidential Information” has the meaning set forth in Section 6.04(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 15, 2015, between StockCross Financial Services, Inc. and the Company.

“Consent” has the meaning set forth in Section 3.05.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in the introductory language in Article III.

“Dispute Notice” has the meaning set forth in Section 2.03(b)(ii).

“D&O Coverage” has the meaning set forth in Section 6.08(b).

“D&O Indemnified Party” has the meaning set forth in Section 6.08(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means TD Bank, N.A.

“Escrow Agreement” means the escrow agreement by and among the Majority Shareholder, Buyer and the Escrow Agent, substantially in the form of Exhibit B.

“Escrow Amount” has the meaning set forth in Section 2.02(b)(ii)(A).

“Escrow Funds” means the Escrow Amount, together with any earnings or interest thereon, as contemplated by the Escrow Agreement.

“Estate Organizational Documents” means Certificate of Appointment of Executors for the Majority Shareholder, issued by the Surrogates Court of the State of New York, New York County, attached as Section 1.01 of the Disclosure Schedule.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.02(a).

“Estimated Working Capital” means Working Capital as of the last day of the most recent calendar month preceding the Majority Shares Closing Date for which the Company’s financial statements are available and Working Capital can be determined.

“Exchange Act” has the meaning set forth in Section 2.04(a).

“Expenses”  means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to transactions contemplated hereby.

“Expiration Time” has the meaning set forth in Section 2.04(d).

“Final Balance Sheet” has the meaning set forth in Section 2.03(b)(viii).

“Finally Determined” has the meaning set forth in Section 9.05(e).

“Final Majority Share Closing Working Capital”  has the meaning set forth in Section 2.03(b)(viii).

“Final Transaction Expenses.” has the meaning set forth in Section 2.03(b)(viii).

“Financial Statements” has the meaning set forth in Section 3.08(a).

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Form ADV” has the meaning set forth in Section 3.28(b).

“Form BD” has the meaning set forth in Section 3.19(b).

“Final Adjustment Amount” means an amount equal the Reduction, if any, or the Increase, calculated in accordance with Section 2.03.

“Final Adjustment Statement” has the meaning set forth in Section 2.03(a).

“Following Month-End Working Capital” means Working Capital as of the last day of the calendar month in which the Majority Share Closing Date takes place plus the amount of Transaction Expenses, if any, paid by the Company before or after the Majority Shares Closing; provided, however, any expenses incurred or paid by the Company after the Majority Shares Closing Date that are outside the ordinary course of business of the Company or are otherwise inconsistent with past practices of the Company prior to the Majority Shares Closing shall be added back to Working Capital on the last day of the calendar month in which the Majority Share Closing Date takes place for the purposes of determining Following Month-End Working Capital.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis with the preparation of the Financial Statements.

“Governmental Entity”  means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Independent Accounting Firm” has the meaning set forth in Section 2.03(b)(iv).

“Initial Expiration Time” has the meaning set forth in Section 2.04(d).

“IRS” means the United States Internal Revenue Service.

“Investment Company Act” has the meaning set forth in Section 3.28(e).

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of Joseph Ramos, after due inquiry, (b) when used with respect to the Majority Shareholder, the actual knowledge of Jane Macon and Patricia Francy, without inquiry, and (c) when used with respect to Buyer, the actual knowledge of Andrew Reich, after due inquiry; provided that the qualification of any representation and warranty hereunder by Knowledge shall in no event give rise to any personal liability on the part the individual whose knowledge is contemplated by this definition or any other officer, employee, executor or trustee of any of the parties hereto, on account of any breach or alleged breach of any such representation or warranty.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Regulatory Agency.

“Legal Action” means any regulatory, federal, state, local or foreign or any other suit, claim, action, demand, examination, investigation, complaint, allegation, assertion, proceeding or audit, whether judicial, arbitral, administrative or other.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 9.02.

“Majority Shareholder” has the meaning set forth in the Preamble.

“Majority Shareholder Percentage” means 90.0%.

“Majority Purchase Price” means $12,650,000.

“Majority Shares” has the meaning set forth in the Recitals.

“Majority Shares Closing” has the meaning set forth in Section 2.01(b).

“Majority Shares Closing Date” has the meaning set forth in Section 2.01(b).

“Majority Share Closing Date Balance Sheet” has the meaning set forth Section 2.03(a).

“Majority Shares Closing Date Working Capital” means Working Capital as of the Majority Shares Closing Date, provided that, if the Majority Share Closing Date takes place on any day other than the last day of a calendar month, then the Majority Share Closing Date Working Capital shall be based on the change between the Estimated Working Capital and the Following Month-End Working Capital, pro-rated based on the number of days from the date of the calculation of the Estimated Working Capital to the Majority Shares Closing Date as compared to the number of days between the dates of calculation of the Estimated Working Capital and the Following Month End Working Capital.

“Minority Offer” has the meaning set forth in the Recitals.

“Minority Offer Conditions” has the meaning set forth in Section 2.04(b).

“Minority Offer Documents” has the meaning set forth in Section 2.04(h).

“Minority Offer Price” means an amount payable in cash equal $1.20 per Minority Share.

 “Minority Shares” has the meaning set forth in the Recitals.

“Minority Shares Closing” has the meaning set forth in Section 2.04(f).

“Minority Shares Closing Date” has the meaning set forth in Section 2.04(f).

“MS&Co.” means Muriel Siebert & Co., Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“NASDAQ” has the meaning set forth in Section 2.04(e).

“Negative Consent Notice” has the meaning set forth in Section 6.02(g).

“Offer to Purchase” has the meaning set forth in Section 2.04(c).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” has the meaning set forth in Section 3.14(a).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, and (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing Review Period” has the meaning set forth in Section 2.03(b).

“Purchase Price Statement” has the meaning set forth in Section 2.02(a).

“Regulatory Agencies” has the meaning set forth in Section 3.07.

“Regulatory Agreement” has the meaning set forth in Section 3.16(a).

“Representatives” means, in respect of any Person, such Person’s directors, officers, employees, agents, advisors, consultants and investment bankers.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.07.

“SBS” means Siebert, Brandford, Shank & Co., L.L.C., a Delaware limited liability company and wholly owned subsidiary of SBSF.

“SBS Capital Markets Proceeds” means the proceeds of any payments made to the Company or any of its Subsidiaries pursuant to Section 2.5 of the Capital Markets Purchase Agreement.

“SBSF” means Siebert, Brandford, Shank Financial, L.L.C., a Delaware limited liability company.

“SBSF Disposition Agreement” means that certain Purchase Agreement, dated as of November 9, 2015, by and between MS&Co. and SBSF.

“SBSF Disposition Note” means that certain Junior Subordinated Note issued by SBSF to MS&Co. in accordance with Section 2.2 of the SBSF Disposition Agreement, as assigned by MS&Co. to the Company as of August 9, 2016.

“SBSF Disposition Proceeds”  has the meaning set forth in Section 6.15(b).

“Schedule 14D-9” has the meaning set forth in Section 2.05(a).

“Schedule TO” has the meaning set forth in Section 2.04(h).

“SEC” has the meaning set forth in Section 2.04(e).

“Second Payment Date” means the date that is the one (1) year anniversary of the Majority Shares Closing Date.

“Securities Act” has the meaning set forth in Section 3.07.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03.

“SIA” means Siebert Investment Advisors, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“SIA Clients” has the meaning set forth in Section 3.28(a).

“SIPC” means the Securities Investor Protection Corporation

“SRO” shall mean any domestic or foreign securities, broker-dealer or other financial services industry self-regulatory organization, including FINRA.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company's consolidated assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, and (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Buyer and its Subsidiaries) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company's consolidated assets or to which fifteen percent (15%) or more of the Company's net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.04.

“Termination Fee” means $850,000.

“Threshold” has the meaning set forth in Section 9.06(a).

“Transaction Expenses” means the (a) Majority Shareholder Percentage of Expenses incurred or paid to the Company Financial Advisor and legal counsel to the Company in connection with the transactions contemplated by this Agreement during the period between the date as of which the Estimated Working Capital as calculated and the Majority Shares Closing Date up to an aggregate amount of $1,400,000, (b) all Expenses incurred or paid to the Company Financial Advisor and legal counsel to the Company in connection with the transactions contemplated by this Agreement during the period between the date as of which the Estimated Working Capital as calculated and the Majority Shares Closing Date in excess of $1,400,000, (c) the Majority Shareholder Percentage of premiums allocable to the first $10,000,000 of D&O Coverage, (d) all premiums allocable to the D&O Coverage in excess of $10,000,000, (e) any severance obligation referenced in Section 9.02(b) of the Disclosure Schedule, and (f) the Company Board Fee.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Working Capital” means, with respect to the Company, the sum of the Company’s consolidated current assets, which for this purpose include cash and cash equivalents (other than SBS Capital Markets Proceeds and proceeds of the SBSF Disposition Note), receivables from brokers (other than receivables from brokers comprising SBS Capital Markets Proceeds and proceeds of the SBSF Disposition Note), securities owned at market value, prepaid expenses and investments in and advances to equity investee, less the Company’s consolidated current liabilities, which for this purpose include accounts payable and accrued liabilities (other than liabilities constituting Transaction Expenses), in each case calculated on a basis consistent with GAAP on a consistent basis with the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015 and with the methods and assumptions set forth on the Adjustment Calculation Example.

Section 1.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedule. Unless the context of this Agreement clearly requires otherwise, the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The Recitals to this agreement are a material part of this Agreement and are hereby incorporated by reference and made a part of this Agreement.

ARTICLE II
PURCHASE OF MAJORITY SHARES; MINORITY OFFER

Section 2.01 Purchase of Majority Shares.

(a) On the terms and subject to the conditions set forth herein, at the Majority Shares Closing, the Majority Shareholder shall sell to Buyer, and Buyer shall purchase from the Majority Shareholder, the Majority Shares, free and clear of all Liens, other than restrictions on transfer of securities pursuant to state or federal securities Laws.  The aggregate purchase price for the Majority Shares shall equal the Majority Purchase Price, subject to adjustment pursuant to Section 2.02, Section 2.03 and Section 6.15(b).

(b) The closing of the purchase and sale of the Majority Shares pursuant to this Section 2.01 is referred to in this Agreement as the “Majority Shares Closing”, and the date on which the Majority Shares Closing occurs is referred to in this Agreement as the “Majority Shares Closing Date.”

Section 2.02 Payment at Majority Shares Closing.

(a) On or before the date that is five (5) days prior to the anticipated Majority Shares Closing Date, the Company shall prepare and deliver to the Buyer a statement, certified by the Company’s Chief Financial Officer (the “Purchase Price Statement”) prepared in good faith from the Books and Records on a basis consistent with GAAP and the assumptions and methods set forth in the Adjustment Calculation Example setting forth the Estimated Working Capital and the Company’s good faith calculation of Transaction Expenses included in amounts to be paid at the Majority Share Closing in accordance with Section 2.02(b)(i) (the “Estimated Transaction Expenses”), together with reasonable supporting detail for the calculations.  At the Majority Share Closing, the Buyer shall pay to the Majority Shareholder an amount equal to the Majority Shares Purchase Price (reduced in accordance with Section 6.15(b) by the amount, if any, of the adjustment in respect of the Company’s dividend payment of the SBSF Disposition Proceeds prior to or contemporaneously with the Majority Shares Closing), (i) minus the amount of Estimated Transaction Expenses, (ii) minus the amount equal to the product of (A) Majority Shareholder Percentage, multiplied by (B)  the amount, if any, by which the Base Working Capital exceeds the Estimated Working Capital, and (iii) plus the amount equal to the product of (A) the Majority Shareholder Percentage, multiplied by (B) the amount, if any,  by which the Estimated Working Capital exceeds the Base Working Capital.  The Majority Shares Purchase Price following such adjustment shall be referred to herein as the “Adjusted Majority Shares Purchase Price.”

(b) At the Majority Share Closing, the Buyer shall pay:

(i) an aggregate amount, by wire transfer of immediately available funds to accounts designated by the Majority Shareholder, equal to the sum of (A) the Expenses incurred by the Company to the Company Financial Advisor and legal counsel to the Company in connection with the transactions contemplated by this Agreement during the period between the date as of which the Estimated Working Capital as calculated and the Majority Shares Closing Date that have not been previously paid by the Company, plus (B) the premiums due and payable in respect of D&O Coverage, (C) the severance obligation referenced in Section 9.02(b) of the Disclosure Schedule, and (D) the Company Board Fee; and

(ii) the Adjusted Majority Shares Purchase Price, by wire transfer of immediately available funds, as follows:

(A) $1,000,000 of the Adjusted Majority Shares Purchase Price (the “Escrow Amount”) shall be delivered to the Escrow Agent to be held in the Escrow Account in accordance with the terms and conditions of the Escrow Agreement; and

(B) the balance of the Adjusted Majority Shares Purchase Price shall be delivered to an account designated by the Majority Shareholder.

(c) Buyer, the Majority Shareholder and the Company expressly agree that the Escrow Funds shall be held in escrow with the Escrow Agent pursuant to the Escrow Agreement subject to and on the terms and conditions set forth in the Escrow Agreement as a fund representing the sole and exclusive source for the payment of the Majority Shareholder’s indemnification obligations under Article IX (other than any Claim pursuant to Section 9.02(a) in respect of the Majority Shareholder’s representations and warranties set forth in Section 4.01 and Section 4.02(a) or any Claim pursuant to Section 9.02(b)).  The Escrow Funds shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement.

Section 2.03 Post Majority Closing Adjusted Majority Purchase Price Adjustment.

(a) No later than sixty (60) days after the last day of the month in which the  Majority Shares Closing Date takes place, Buyer shall deliver to the Majority Shareholder a statement, certified by Buyer’s Chief Financial Officer (the “Final Adjustment Statement”) prepared in good faith from the Books and Records on a basis consistent with GAAP and the assumptions and methods set forth in the Adjustment Calculation Example setting forth (i) the consolidated balance sheet of the Company as of the last day of the month in which the Majority Shares Closing Date takes place, (the “Majority Share Closing Date Balance Sheet”), (ii) Buyer’s calculations of  the Majority Shares Closing Date Working Capital; (iii) Buyer’s calculation of Transaction Expenses, and (iv) reasonable supporting documentation with respect to the calculation of the amounts set forth in the Final Adjustment Statement.

(b) (i) The Majority Shareholder shall have forty-five (45) days from the date on which the Final Adjustment Statement is delivered to it (the “Post-Closing Review Period”) to review (A) the Final Adjustment Statement, (B) the Majority Share Closing Date Balance Sheet, (C) the calculations of the Majority Share Closing Date Working Capital, and (D) the calculations of Transaction Expenses.  In furtherance of such review, Buyer shall, and shall cause the Company to, provide the Majority Shareholder with reasonable access during the Post-Closing Review Period to all documentation, records and other information of the Company as the Majority Shareholder may reasonably request; provided, that such access does not unreasonably interfere with the conduct of the business of the Buyer or the Company or require the disclosure of confidential information not previously known to the Majority Shareholder or the Company (unless such disclosure is material to such review).

(ii) If the Majority Shareholder disagrees with the Final Adjustment Statement (including any amount or computation set forth therein), the Majority Shareholder  may, on or prior to the last day of the Post-Closing Review Period, deliver a written notice to Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for the Majority Shareholder’s Representative’s disagreement therewith (the “Dispute Notice”). The Dispute Notice shall set forth, with respect to each disputed item, the Majority Shareholder’s position as to the correct amount or computation that should have been included in the Final Adjustment Statement and as to the Final Adjustment Amount.

(iii) If no Dispute Notice is received by Buyer with respect to any item in the Final Adjustment Statement on or prior to the last day of the Post-Closing Review Period, the amount or computation with respect to such item as set forth in the Final Adjustment Statement shall be deemed accepted by the Majority Shareholder, whereupon the amount or computation of such item or items shall be final and binding on the parties.

(iv) For a period of ten (10) Business Days beginning on the date that Buyer receives a Dispute Notice, if any, Buyer and the Majority Shareholder shall endeavor in good faith to resolve by mutual agreement all matters identified in the Dispute Notice. In the event that the parties are unable to resolve by mutual agreement any matter in the Dispute Notice within such ten (10) Business Day period, Buyer and the Majority Shareholder shall jointly engage a PCAOB registered independent certified public accounting firm of national recognition mutually acceptable to Buyer and the Majority Shareholder (the “Independent Accounting Firm”) to make a determination with respect to all matters in dispute.

(v) Buyer and the Majority Shareholder will direct the Independent Accounting Firm to render a determination within thirty (30) days after its retention, and Buyer, the Majority Shareholder and their respective Representatives and agents will cooperate with the Independent Accounting Firm during its engagement. Buyer, on the one hand, and the Majority Shareholder, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accounting Firm’s engagement, each submit to the Independent Accounting Firm their respective computations of the disputed items identified in the Dispute Notice and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accounting Firm (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accounting Firm. The Independent Accounting Firm shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accounting Firm. The Independent Accounting Firm shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice and shall render a written report to Buyer and the Majority Shareholder (the “Adjustment Report”) in which the Independent Accounting Firm shall, after considering all matters set forth in the Dispute Notice, determine what adjustments, if any, should be made to the amounts and computations set forth in the Final Adjustment Statement solely as to the disputed items and shall determine the appropriate Final Adjustment Amount on that basis.

(vi) The Adjustment Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Final Adjustment Statement, together with supporting calculations. In resolving any disputed item, the Independent Accounting Firm (A) shall be bound to the principles of this Section 2.03 and the terms of this Agreement, (B) shall limit its review to matters specifically set forth in the Dispute Notice and (C) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party.

(vii) The fees, costs and expenses of the Independent Accounting Firm shall be paid 50% by Buyer and 50% by the Majority Shareholder.

(viii) The final form of the balance sheet of the Company as of the Majority Shares Closing Date as finally determined pursuant to this Section 2.03 is referred to herein as the “Final Balance Sheet,” the amount of the Majority Share Closing Date Working Capital calculated therefrom is referred to as the “Final Majority Share Closing Working Capital” and the amount of Transaction Expenses is referred to as the “Final Transaction Expenses.”  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.03 represent the sole and exclusive method for determining the Final Balance Sheet, the Final Majority Share Closing Working Capital and the Final Transaction Expenses.

(c) After the determination of the Final Majority Shares Closing Working Capital and Final Transaction Expenses, the Adjusted Majority Purchase Price shall be further adjusted on a basis consistent with the assumptions and methods set forth in the Adjustment Calculation Example as follows:

(i) the Adjusted Majority Purchase Price shall be reduced (the “Reduction”) by the sum of:

(A) the amount, if any, by which Final Transaction Expenses exceed Estimated Transaction Expenses; plus

(B) if the Estimated Working Capital exceeds the Final Majority Shares Closing Working Capital, an amount equal to the product of (1) the Majority Shareholder Percentage, multiplied by (2) the amount that the Estimated Working Capital exceeds the Final Majority Shares Closing Working Capital; and

(ii) the Adjusted Majority Purchase Price shall be Increased (the “Increase”) by the sum of:

(A) the amount, if any, by which Estimated Transaction Expenses exceed Final Transaction Expenses; plus

(B) if the Final Majority Shares Closing Working Capital exceeds the Estimated Working Capital, an amount equal to the product of (1) the Majority Shareholder Percentage, multiplied by (2) the amount that the Final Majority Share Working Capital exceeds the Estimated Working Capital.

(d) On the date that is five (5) Business Days after the determination of the Final Majority Shares Closing Working Capital:

(i) the Majority Shareholder shall pay to the Buyer a cash amount equal to the amount, if any, by which the Reduction, if any, exceeds the Increase, if any, to such account or accounts designated in writing by the Buyer at least two (2) Business Days prior to the Second Payment Date; and

(ii) the Buyer shall pay to the Majority Shareholder a cash amount equal to the amount, if any, by which the Increase, if any, exceeds the Reduction, if any, to such account or accounts designated in writing by the Majority Shareholder at least two (2) Business Days prior to the Second Payment Date.

(e) The Majority Shareholder hereby covenants and agrees that (i) it shall retain, and shall not distribute or otherwise disburse, a portion of the proceeds paid to the Majority Shareholder pursuant to Section 2.02(b)(ii)(B) equal to $500,000 (the “Retained Proceeds”) until the date that is six (6) months after the Majority Shares Closing Date, and (ii) shall apply the Retained Proceeds to the satisfaction of the Majority Shareholders obligations pursuant to Section 2.03(d).

Section 2.04 The Minority Offer.

(a) As promptly as practicable after the date of this Agreement, Buyer shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Minority Offer.

(b) The obligation of Buyer to accept for payment and pay for any Minority Shares validly tendered and not validly withdrawn pursuant to the Minority Offer shall be subject to the satisfaction, or waiver by Buyer, as determined in Buyer’s sole discretion, of the conditions and requirements set forth on Exhibit C (the “Minority Offer Conditions”). Subject to the prior satisfaction of the Minority Offer Conditions, Buyer shall use its reasonable efforts to consummate the Minority Offer in accordance with its terms and accept for payment and pay for all Minority Shares validly tendered and not validly withdrawn pursuant to the Minority Offer as promptly as practicable after the Expiration Time. The Minority Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Minority Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) The Minority Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Minority Offer as set forth in this Agreement, including the Minority Offer Conditions. Buyer expressly reserves the right (in its sole discretion) to waive, in whole or in part, any Minority Offer Condition, to increase the Minority Offer Price or to make any other changes in the terms and conditions of the Minority Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, or as may be required by any Regulatory Agency, Buyer shall not (i) reduce the number of shares of Company Common Stock subject to the Minority Offer, (ii) reduce the Minority Offer Price, (iii) add to the Minority Offer Conditions set forth Exhibit C or modify or change any Minority Offer Condition in a manner adverse in any material respect to any shareholders of the Company, (iv) except as otherwise provided in this Section 2.04, extend or otherwise change the expiration date of the Minority Offer, (v) change the form of consideration payable in the Minority Offer or (vi) otherwise amend, modify or supplement any of the terms of the Minority Offer in a manner adverse in any material respect to any shareholders of the Company.

(d) The Minority Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Minority Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Minority Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Notwithstanding anything in this Agreement to the contrary, and without limiting Buyer’s obligations under this Section 2.04, Buyer (i) may, in its sole discretion, without consent of the Company, extend the Minority Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the Minority Offer Conditions shall not be satisfied or, in Buyer’s sole discretion, waived, until such time as such condition or conditions are satisfied or waived and (ii) shall extend the Minority Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or the NASDAQ Stock Market ("NASDAQ") applicable to the Minority Offer; provided, however, that in no event shall Buyer be required to extend the Minority Offer (A) beyond February 28, 2017 (the “Outside Date") or (B) at any time that Buyer is permitted to terminate this Agreement pursuant to ARTICLE VIII.

(f) On the terms and subject to the conditions of this Agreement, Buyer shall accept and pay for (subject to any withholding of tax pursuant to Section 2.08) all Minority Shares validly tendered and not validly withdrawn pursuant to the Minority Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with Section 2.04(d)). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Minority Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Minority Shares Closing”, and the date on which the Minority Shares Closing occurs is referred to in this Agreement as the “Minority Shares Closing Date”. Buyer expressly reserves the right to, in its sole discretion, following the Majority Shares Closing, extend the Minority Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Minority Offer Documents (as defined below) may, Buyer’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 2.04 shall affect any termination rights in Article VIII.

(g) Unless required by a Regulatory Agency, Buyer shall not terminate the Minority Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. If the Minority Offer is terminated or withdrawn by Buyer, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Minority Shares tendered in the Minority Offer, Buyer shall promptly return, and shall cause any depository acting on behalf of Buyer to return, all tendered Minority Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Minority Offer, Buyer shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Minority Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Minority Offer will be made, together with any amendments and supplements thereto, the “Minority Offer Documents”). The Company shall promptly furnish to Buyer all information concerning the Company required by the Exchange Act to be set forth in the Minority Offer Documents. Buyer agrees to take all steps reasonably necessary to cause the Minority Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Buyer, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Minority Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Buyer further agrees to take all steps reasonably necessary to cause the Minority Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Buyer shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Minority Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Minority Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Minority Offer Documents, Buyer shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Buyer shall give reasonable consideration to any such comments.

(i) Notwithstanding anything to the contrary in this Agreement, shareholders of record that tender Shares in the Minority Offer shall be deemed to be shareholders of record in respect of the Shares tendered as of the record date for the Pre-Closing Dividend regardless of whether such shareholders tender in the Minority Offer prior such record date.

Section 2.05 Company Actions.

(a) On the date the Minority Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Minority Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain the recommendation described in Section 3.04(c) in such form and substance as approved by the Buyer. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Buyer shall promptly furnish to the Company all information concerning Buyer required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Buyer, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Buyer upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Buyer with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Buyer and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Minority Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) In connection with the Minority Offer, the Company shall promptly (and no later than five Business Days after the date hereof) furnish or cause to be furnished to Buyer mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the Minority Shares as of the most recent practicable date, and shall promptly furnish Buyer with such information and assistance (including lists of record holders or beneficial owners of the Minority, updated from time to time upon Buyer’s or its agent's request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Buyer or its agent may reasonably request for the purpose of communicating the Minority Offer to the record holders and beneficial owners of the Minority Shares.

Section 2.06 Directors.

(a) No later than ten (10) days prior to the Majority Shares Closing Date, Buyer shall notify the Company of Buyer’s designees to the Company Board in accordance with the Company’s bylaws.

(b) The Company’s obligations to appoint Buyer’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Buyer's designees, including mailing to its shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.06(b). Buyer shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company's obligations under Section 2.06(a) hereof shall be subject to the receipt of such information.

Section 2.07 Adjustments.  The Majority Purchase Price shall be subject to adjustment as set forth in Section 6.15(b).  In addition, without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Minority Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.08 Withholding Rights.  Buyer shall be entitled to deduct and withhold from the Minority Offer Price otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will cause to be issued, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.10 Closing.

(a) Upon the terms and subject to the conditions set forth herein, the Minority Shares Closing will take place at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the third (3rd) Business Day, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Minority Shares Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Minority Shares Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Minority Shares Closing shall take place remotely via the exchange of documents and signatures.  Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Minority Shares Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The effective time of the Minority Shares Closing shall be deemed to be as of 12:01 a.m., Eastern Time, on the Minority Shares Closing Date.

(b) Upon the terms and subject to the conditions set forth herein, the Majority Shares Closing will take place immediately following (and on the same day as) the Minority Shares Closing, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Majority Shares Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Majority Shares Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Majority Shares Closing shall take place remotely via the exchange of documents and signatures.  Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Majority Shares Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The effective time of the Majority Shares Closing shall be deemed to be immediately following the effective time of the Minority Shares Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed on the disclosure schedule, dated the date of this Agreement and delivered by the Company to Buyer prior to the execution of this Agreement (the “Disclosure Schedule”) (it being agreed that disclosure in any Section of the Disclosure Schedule shall apply only to the indicated Section of this Agreement and to such other Sections of this Agreement to the extent that it is readily apparent on the face of the disclosure (without need to examine underlying documentation) that such disclosure is relevant to such other Section), the Company hereby represents and warrants to the Buyer that the statements contained in this Article III are accurate, true and complete as of the date of this Agreement and, unless such statement is made as of a specific date.

Section 3.01 Corporate Organization. The Company is a New York corporation and is validly existing and in good standing under the laws of New York.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, in each case as set forth in Section 3.01 of the Disclosure Schedule.  Section 3.01 of the Disclosure Schedule includes a listing of each jurisdiction in which the Company and each Subsidiary is qualified, licensed or otherwise authorized to conduct business as a foreign corporation. Each of the Company and its Subsidiaries has the requisite corporate or other organizational power necessary to own or lease and operate their properties and assets and to carry on carry on the businesses in which they are engaged.  Each of the Company and its Subsidiaries are duly licensed, qualified or authorized in accordance with applicable law in the relevant jurisdiction to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.02 Subsidiaries. Except as set forth on Section 3.01 of the Disclosure Schedule, the Company has no Subsidiaries.

Section 3.03 Transactions with Affiliates and Employees.  Except as described in Section 3.03 of the Disclosure Schedule, none of the Company, the Subsidiaries or their respective officers or directors and employees, has been or is presently a party to any transaction with any Affiliate of the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or Subsidiary and (iii) other employee benefits.

Section 3.04 Authority; No Violation.

(a) The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of the Company.  No other corporate proceedings on the part of the Company or its Subsidiaries are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company.  Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Charter Documents of the Company, or (ii) assuming that the Company Regulatory Approvals are duly obtained and/or made, violate any Law or Order applicable to the Company or its Subsidiaries or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, acceleration or cancellation under, or result in the creation of any Lien under any indenture, mortgage, Contract, leases, license, instrument or other arrangement to which any of the Company or its Subsidiaries is a party or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Minority Offer, are fair to, and in the best interests of, the Company's shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Minority Offer, in accordance with the BCL, and (iii) resolved to remain neutral and not to make a recommendation regarding whether Company shareholders accept the Minority Offer and tender their shares of Company Common Stock pursuant to the Minority Offer (collectively, the “Company Board Recommendation”).

Section 3.05 Consents and Approvals.  Except for the notices, consents, approvals, waivers, authorizations, filings and registrations set forth in Section 3.05 of the Disclosure Schedule (collectively, the “Company Regulatory Approvals”), no notices to, consents or approvals of, waivers or authorizations by, or filings or registrations with (any of the foregoing being a “Consent”), any Regulatory Agency are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by Company of the transactions contemplated by this Agreement, including the Majority Share Closing and the Minority Share Closing.  Except as set forth in Section 3.05 of the Disclosure Schedule, there are no Consents of any other third party required to be obtained in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.06 Capitalization.  The authorized capital stock of the Company consists of 49,000,000 shares of Company Common Stock, of which 22,085,126 shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth on Section 3.06 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company (together with the Company Common Stock, collectively “Company Securities”).  There are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.  The Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the capital stock of the Company on any matter.

Section 3.07 Reports.  The Company has timely filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Company SEC Documents”), that they were required to file since January 1, 2011 with (i) any SRO and (ii) any other Governmental Entity (the agencies and authorities identified in clauses (i) and (ii), inclusive, are, collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with all statutes and applicable rules and regulations of the applicable Regulatory Agencies.  As of the date of this Agreement, there are no outstanding comments from the SEC or any other Regulatory Agency with respect to any such Company SEC Documents.  In the case of each such Company SEC Documents filed with or furnished to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, such Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, and any such Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement and prior to the Closing will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.  With respect to all other Company SEC Documents filed since January 1, 2011 or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company SEC Documents will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

Section 3.08 Financial Statements; Internal Controls.

(a) Section 3.08(a) of the Disclosure Schedule sets forth copies of the audited consolidated balance sheet and the audited consolidated statements of income, cash flows and shareholder’s equity and comprehensive income of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2015, 2014 and 2013 (collectively, the “Financial Statements”, the audited consolidated balance sheet as of December 31, 2015, the “Balance Sheet”; and December 31, 2015, the “Balance Sheet Date”).  The Financial Statements fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods therein set forth and have been prepared in accordance with GAAP consistently applied during the periods involved.  The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.08(b).  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a 15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the  by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a 15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Buyer.  To the Company’s Knowledge, as of the date hereof, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2011 through the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.09 Undisclosed Liabilities.  Except for those Liabilities that are reflected or reserved against on the Balance Sheet, and except for Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any material Liability or obligation of any kind, that would have been required to be reflected on the Balance Sheet in accordance with GAAP if it had existed on the Balance Sheet Date.

Section 3.10 Absence of Certain Changes or Events.  Since December 31, 2013:  (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice; (b) there have been no events, circumstances, facts or occurrences that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) the Company and its Subsidiaries have not taken any of the actions set forth in Section 6.01(b).

Section 3.11 Legal Actions.  Except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject of any, and there are no outstanding or pending or, to the Company’s Knowledge, threatened, Legal Actions of any nature against the Company or any of its Subsidiaries.  Except as set forth in Section 3.11 of the Disclosure Schedule, there is no Order (other than those of general application that apply to similarly situated companies) imposed upon or, to the Company’s Knowledge, threatened to be imposed upon, the Company or its Subsidiaries.

Section 3.12 Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries have (i) timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them, and (ii)  paid, or have reserved in accordance with GAAP in the Company's financial statements, all Taxes that are required to be paid.  Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the Balance Sheet Date outside the ordinary course of business or otherwise inconsistent with past practice.

(b) All Tax Returns required to be filed by the Company and the Subsidiaries have been accurately prepared and filed and neither the Company or any Subsidiary is a party to any pending action, proceeding or audit by any Governmental Entity for assessment or collection of any amount of Taxes for which it may be directly or indirectly liable, and there is no claim for assessment or collection of any amount of Taxes for which it may be directly or indirectly liable.

(c) The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company's financial statements.

(e) No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(g) Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(h) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(i) Neither Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(j) Neither Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

Section 3.13 Benefit Plans; Employees.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each employee benefit plan that the Company or any of its ERISA Affiliates maintains, or to which the Company or any of its ERISA Affiliates contributes or has an obligation to contribute, or with respect to which the Company or any of its ERISA Affiliates otherwise has or may have any Liability (each, a “Company Employee Plan” and, collectively, the “Company Employee Plans”), in each case for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”).  No Company Employee Plan is maintained outside the United States.

(b) Each Company Employee Plan (and each related trust, insurance Contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Company Employee Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and any other applicable Law, and no event has occurred which will or would reasonably be expected to cause any such Company Employee Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

(c) Each Company Employee Plan that is intended to be qualified under § 401(a) of the Code is the subject of a favorable determination letter or opinion letter issued by the IRS with respect to the qualified status of such plan under § 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under § 501(a) of the Code, and no event has occurred which would be reasonably likely to give rise to revocation of such qualified and tax-exempt status.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) obligate the Company or any of its Subsidiaries to pay any bonus, separation, severance, termination or similar benefit, accelerate any vesting schedule, increase any employee account balance, or alter or increase any benefits to any current or former employee.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(e) None of the Company Employee Plans is subject to Title IV of ERISA, none of the Company Employee Plans is a Multiemployer Plan, and neither the Company nor any of its ERISA Affiliates contributes to, has contributed to, or has any Liability with respect to a Multiemployer Plan or a Benefit Plan subject to Title IV of ERISA.  None of the Company or any of its Subsidiaries  have any Liability for providing, under any Company Employee Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and § 4980B of the Code.  None of the Company Employee Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of § 3(40) of ERISA).  There are no pending or, to the Company’s Knowledge, threatened Actions with respect to any Company Employee Plan (other than routine claims for benefits in the ordinary course of business) which could result in any material Liability to Buyer (whether direct or indirect) and, to the Company’s Knowledge, there are no facts or circumstances which could reasonably be expected to give rise to any such Actions.

(f) There have been no fiduciary failures, prohibited transactions or other acts or omissions by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person with respect to the Company Employee Plans that have given rise to or may give rise to material interest, fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law.  Each Company Employee Plan has been operated in documentary and operational compliance with § 409A and § 457A of the Code.

(g) All contributions, insurance premiums and payments with respect to each Company Employee Plan have been timely made when due or, if not yet due, have been accrued in accordance with past custom and practice for the Company and its Subsidiaries.

(h) Section 3.13(h) of the Disclosure Schedule sets forth a true and correct list of each employee of the Company and its Subsidiaries as of the date hereof.

Section 3.14 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries and each of their employees hold all approvals, authorizations, consents, franchises, charters, licenses, permits or certificates that are required by any Regulatory Agency (each a “Permit”) for the lawful conduct of their respective businesses and are (and have been since January 1, 2011) in compliance with, and are not (and have not been since January 1, 2011) in violation of, any applicable Law or Order, except in each case where the failure to hold such Permit or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and the Company has no Knowledge of, or has received written notice of any violations of any of the above, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) To the Company’s Knowledge, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of each Contract to which the Company or any of its Affiliates is a party or is bound and which is a:  (i) Contract for the purchase or sale of any material assets by the Company or any of its Subsidiaries other than those entered into in the ordinary course of business; (ii) Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision, (D) provision that grants any right of first refusal or right of first offer or similar right or (E) that limits or purports to limit the ability of the Company or its Subsidiaries to own, sell, transfer, pledge (other than pledges entered into in the ordinary course of business) or otherwise dispose of any assets or business; (iii) Contract materially limiting the ability of the Company or its Subsidiaries to engage in any lines of business or to compete with any other Person or prohibiting the Company or its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally; (iv) lease or other Contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent is in excess of $100,000; (v) Contract in respect of any partnership, limited liability company, joint venture or similar arrangement involving a sharing of profits or losses; (vi) Contract or instrument for the borrowing of money or the guaranty of any obligation, where the Company or its Subsidiaries is a lender, borrower or guarantor; (vii) Contract with any Governmental Entity; (viii) Contract with any Affiliate; (ix) Contract (other than a Company Employee Plan) under which the Company or its Subsidiaries will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation; (x) Contract that provides for an increased payment or benefit, or acceleration of rights, upon the execution of this Agreement or in connection with the completion of the transactions contemplated hereby; (xi) Contract with any of the largest ten (10) vendors to the Company and its Subsidiaries by expenditure by the Company and its Subsidiaries, taken as a whole, during the fiscal year ended December 31, 2013; or (xii)  Contract by which the Company or any of its Subsidiaries could reasonably be expected to be required to indemnify any current or former director, officer or employee of the Company or any of its Affiliates.  Each Contract, arrangement or commitment of the types described in this Section 3.15(a), whether or not set forth in the Disclosure Schedule, is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except as enforcement may be limited by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The Company and each of its applicable Subsidiaries has performed in all material respects all of the obligations required to be performed by it to date under each Company Material Contract.  No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, under any Company Material Contract.  Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Material Contract by any of the other parties thereto.

Section 3.16 Regulatory Matters.

(a) None of the Company or any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since January 1, 2011 has been ordered to pay any civil penalty by, or is, or since January 1, 2011 has been, a recipient of any supervisory letter from, or has outstanding any board resolutions adopted at the request or suggestion of any Regulatory Agency or other Governmental Entity (each, whether or not set forth in the Disclosure Schedule, a “Regulatory Agreement”), nor has the Company nor any of its Subsidiaries been advised since January 1, 2013 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requiring any such Regulatory Agreement.

(b) Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the Company’s Knowledge, examination or investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013 (excluding regulatory sweeps and investigations relating to activities of segments of broker-dealers of which the Company and its Subsidiaries are included and not targeted specifically at the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries has been advised by any Regulatory Agency that such Regulatory Agency is contemplating any such examination or investigation.  There are no unresolved violations set forth in any report relating to any examinations or inspections by any Regulatory Agency of any of the Company and its Subsidiaries.  The Company and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Regulatory Agency.

Section 3.17 Derivative Transactions; Margin Loans.

(a) All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were duly authorized by the Company or its Subsidiaries and entered into in the ordinary course of business consistent with past practice and in accordance with prudent practice and applicable Laws and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect.  The Company and each of its applicable Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, all margin loans (as such term is defined under the Exchange Act) are cleared through MS&Co.’s clearing firm, were duly authorized by the Company or its Subsidiaries and entered into in the ordinary course of business consistent with past practice and in accordance with prudent practice and applicable Law and in accordance with the policies, practices and procedures employed by the Company and its Subsidiaries.

Section 3.18 Listing and Maintenance Requirements.  The Company Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from NASDAQ or any trading market on which the Company Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of NASDAQ or any other trading market.

Section 3.19 Broker-Dealer Matters.

(a) MS&Co. is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements, customer protection requirements, and books and records requirements thereof.  MS&Co. is a member in good standing of any SRO of which it is required to be a member, and is in compliance in all material respects with all applicable rules and regulations of such SROs.  MS&Co. and each of its associated persons is duly registered, licensed or qualified under, and is in compliance in all material respects with, the applicable Laws and regulations of all jurisdictions in which it is required to be so registered, and each such registration, license or qualification is, to the Company’s Knowledge, in full force and effect and in good standing.  There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.  Section 3.19(a) of the Disclosure Schedule sets forth a complete list of all securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which MS&CO. holds a membership or has been granted trading privileges and which memberships or trading privileges are material to the Company and its Subsidiaries.  MS&Co. is a member of SIPC.  MS&Co. has paid or has made adequate provision for the payment of all SIPC assessments which are due and payable.

(b) Except as disclosed on a Uniform Application for Broker-Dealer Registration on Form BD (a “Form BD”) any amendment to Form BD or other filing with FINRA or other SRO (collectively, “Regulatory Filings”), filed prior to the date of this Agreement, none of MS&Co. or any of its directors, officers, employees or “associated persons” (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Regulatory Agency arising under applicable Laws which would be required to be disclosed in Regulatory Filings.  No such disciplinary proceeding or order is pending or, to the Company’s Knowledge, threatened.  Except as disclosed in Regulatory Filings prior to the date of this Agreement, none of MS&Co. or any of its directors, officers, employees or “associated persons has been permanently enjoined by the order of any Regulatory Agency from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.  Except as disclosed in a Regulatory Filing filed prior to the date of this Agreement, none of MS&Co. or any of its directors, officers, employees or associated persons (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of MS&Co. as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding investigation pending, or to the Company’s Knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii).

(c) None of MS&Co., or any of its directors, officers, employees or associated persons is subject to a “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(d) Neither the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.  Neither the Company nor any of its Subsidiaries is required to be registered under the Investment Company Act of 1940, as amended.

(e) MS&Co. has duly adopted written supervisory procedures reasonably required under applicable Laws.

(f) MS&Co. has delivered to the Buyer a true and complete copy of the MS&Co.’s report pursuant to Rule 17a-5(a) under the Exchange Act for the period ended December 31, 2015, which included: (i) computation of net capital; (ii) computation for determination of reserve requirements for broker-dealers; (iii) information relating to possession or control requirements; and (iv) computation for determination of segregation requirements for MS&Co., all as at December 31, 2015, (the “2015 Annual Audited Report”). In addition, MS&Co., has delivered to the Buyer a true and complete copy of the Company’s report pursuant to the SEC’s Rule 17a-5(a) for the quarterly period ended March 31, 2016 (the “Interim Focus Report”). The 2015 Annual Audited Report and the Interim Focus Report are fairly stated in all material respects and were prepared in accordance with the applicable rules and regulations of the SEC.

Section 3.20 Broker’s Fees.  Except for Raymond James & Associates (the “Company Financial Advisor”), the fees of which shall be included in the calculation of Transaction Expenses, none of the Company or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.21 Net Capital.  MS&Co. is not, at present nor has it been within the past five (5) years, in violation of the applicable net capital provisions of the Exchange Act, the rules and regulations promulgated thereunder and the rules and regulations of FINRA and the SEC.

Section 3.22 Books and Records.  MS&Co. maintains all necessary books and records pertaining to its business and operations as are required to be maintained by the Exchange Act, the rules and regulations promulgated thereunder, and any state securities laws or rules or regulations of any state in which MS&Co. is a registered broker-dealer.

Section 3.23 Fees and Assessments.  As of the date hereof there are no fees or assessments owed to FINRA or SIPC by MS&Co.

Section 3.24 State Broker-Dealer Registrations.  MS&Co. is registered as a broker-dealer in all fifty (50) states of the United States of America and the District of Columbia, and all of such registrations are current, and MS&Co. is in good standing as a registered broker-dealer in each such state or jurisdiction. As of the date hereof, no renewal or registration fee is due or owing to any such state or jurisdiction.

Section 3.25 No-State Inquiries.  There has not been, and there are no pending inquiry, investigation, or disciplinary proceedings undertaken by any state, including any of the foregoing relating to state “blue-sky” laws and regulations, concerning MS&Co., or any of its officers, directors, registered principals or registered representatives.  To the Knowledge of the Company, there is no threatened inquiry, investigation, administrative proceeding, or civil action undertaken or initiated by such states or jurisdictions including any of the foregoing relating to state “blue-sky” laws and regulations, concerning MS&Co. or its officers, directors, registered representatives, affiliates or associates.

Section 3.26 State Net Capital Compliance.  MS&Co. is not in violation of the net capital provisions required to be maintained by any  state or jurisdiction in which MS&Co. does business, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.27 Broker-Dealer Registration.  MS&Co. is a broker-dealer having duly registered with the SEC pursuant to Section 15 of the Exchange Act, which registration is in full force and effect. Neither the application for registration nor any amendment thereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Section 3.28 Advisers Act.

(a) SIA is duly and properly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is duly authorized to perform investment advisory services on behalf of its clients (the “SIA Clients”) under any applicable federal or state law and in all states in which its clients reside and where it conducts its advisory business.

(b) SIA’s Uniform Application for Investment Adviser Registration on Form ADV, including Parts 1 and 2 and all amendments thereto filed with the SEC and currently made available to SIA’s clients (the “Form ADV”), complies in all material respects with the applicable requirements of the Advisers Act.

(c) Neither SIA nor any other Person “associated” (as defined under the Advisers Act) with SIA has been subject to disqualification pursuant to Section 203 of the Advisers Act to serve as an “investment adviser” (as defined under the Advisers Act) or as an associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3, under the Advisers Act.

(d) Each of SIA’s officers and employees who are required to be registered, licensed or qualified as an investment adviser representative under the Advisers Act or any other applicable Law in each case for the activities conducted by such officer or employee in respect of SIA is, and has been at all times so required, duly registered as such, and such registrations are, in full force and effect, or such Person is in the process of being registered as such within the time period required by applicable Law.

(e) All investment advisory agreements between SIA and SIA Clients (the “Advisory Agreements”), and all fees charged by SIA pursuant to such agreements, comply in all material respects with the requirements of the Advisers Act, and SIA has no SIA Clients that are registered as investment companies under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MAJORITY SHAREHOLDER

The Majority Shareholder hereby represent and warrant to the Buyer that the statements contained in this Article IV are accurate, true and complete as of the date of this Agreement and, unless such statement is made as of a specific date, will be accurate, true and correct as of the Closing Date.

Section 4.01 Ownership.  The Majority Shareholder owns the Majority Shares of record and beneficially free and clear of Liens.  The Majority Shareholder has not granted any option or right, and is not a party to or bound by any Contract that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require, the Majority Shareholder to transfer any Majority Shares to anyone other than Buyer.

Section 4.02 Authority; Non-Contravention; Governmental Consents.

(a) The Majority Shareholder has all requisite estate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Majority Shareholder and the consummation by the Majority Shareholder of the transactions contemplated hereby have been duly authorized by all necessary estate action on the part of the Majority Shareholder and no other estate proceedings on the part of the Majority Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Majority Shareholder and, assuming due execution and delivery by Buyer, constitutes the valid and binding obligation of the Majority Shareholder, enforceable against the Majority Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) The execution, delivery and performance of this Agreement by the Majority Shareholder and the consummation by the Majority Shareholder of the transactions contemplated by this Agreement, including the Minority Offer, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Estate Organizational documents of the Majority Shareholders; (ii) conflict with or violate any Law applicable to the Majority Shareholder or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which the Majority Shareholder is a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Majority Shareholder, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Majority Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(c) Except for Company Regulatory Approvals, no Consents of any Regulatory Agency are necessary in connection with (i) the execution and delivery by Buyer of this Agreement and (ii) the consummation by the Majority Shareholder of the transactions contemplated by this Agreement.  There are no Consents of any other third party required to be obtained in connection with the execution and delivery by the Majority Shareholder of this Agreement and the consummation by the Majority Shareholder of the transactions contemplated by this Agreement.

Section 4.03 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of the Majority Shareholder, threatened, Legal Action against the Majority Shareholder, nor is there any injunction, order, judgment, ruling or decree imposed upon the Majority Shareholder, in each case, by or before any Regulatory Agency, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Majority Shareholder’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

Section 5.01 Authority; Non-contravention; Governmental Consents.

(a) Buyer has all requisite power, authority and legal capacity to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Minority Offer and the other transactions contemplated hereby have been duly authorized and no other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Minority Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement, including the Minority Offer, do not and will not: (i)  conflict with or violate any Law applicable to Buyer or any of its properties or assets; (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Buyer is a party or otherwise bound, except, in the case of each of clauses (i), (ii) and (iii), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

(c) No Consents of any Regulatory Agency are necessary in connection with (i) the execution and delivery by Buyer of this Agreement and (ii) the consummation by Buyer of the transactions contemplated by this Agreement including the Minority Share Closing and the Majority Share Closing.  There are no Consents of any other third party required to be obtained in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

Section 5.02 Information in the Minority Offer Documents.  The Minority Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made therein supplied by the Company or its Representatives expressly for inclusion in the Minority Offer Documents. The Minority Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.03 Financial Capability.  Buyer has or will have at or prior to the Minority Shares Closing, sufficient funds to pay the Adjusted Majority Shares Purchase Price and the aggregate Minority Offer Price contemplated by this Agreement and to perform the other obligations of Buyer contemplated by this Agreement.

Section 5.04 Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Buyer, threatened, Legal Action against Buyer or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Buyer or any of its Subsidiaries, in each case, by or before any Regulatory Agency, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

Section 5.05 Ownership of Company Common Stock.  As of the date hereof, Buyer and/or its Affiliates beneficially own (as defined in Rule 13d-3 of the Exchange Act) less than 5% of the issued and outstanding shares of Company Common Stock.

Section 5.06 BCL 912.  Prior to the date hereof (a) Buyer was not an “interested shareholder” as defined in Section 912 of the BCL, and Buyer has taken, or authorized or permitted any Representatives of Buyer to take, any action that would cause Buyer to be deemed an “interested shareholder” as defined in Section 912 of the BCL.

Section 5.07 Broker-Dealer Matters.  Each Affiliate of Buyer that is registered under the Exchange Act as a broker-dealer with the SEC is (a) in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof, and (b) a member in good standing of any SRO of which it is required to be a member, and is in compliance in all material respects with all applicable rules and regulations of such SROs.  Each Affiliate of Buyer that is registered under the Exchange Act as a broker-dealer with the SEC (and each associated person thereof) is registered, licensed or qualified under, and is in compliance in all material respects with, the applicable Laws and regulations of all jurisdictions in which it is required to be so registered, and each such registration, license or qualification is in full force and effect and in good standing.  There is no action, suit, proceeding or investigation pending, or to Buyer’s Knowledge, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications or any material delay in obtaining approvals of any Regulatory Agency for Buyer’s consummation of the transactions contemplated hereby.  None of Buyer, any  Affiliate of Buyer that is registered under the Exchange Act as a broker-dealer with the SEC, or any of their respective directors, officers, employees or associated persons is subject to a Disqualification Event except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

ARTICLE VI
PRE AND POST CLOSING COVENANTS

Section 6.01 Conduct of Business of the Company.

(a) The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Closing, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Buyer (i) conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with the Securities Act, the Exchange Act and SRO rules and regulations, and, to the extent consistent therewith, the Company shall; (ii)  cause each of its Subsidiaries to, use its best efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' current officers and employees, to preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it; and  (iii) confer with Representatives of the Buyer to keep them informed with respect to the operational matters and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries.

(b) Without limiting the generality of Section 6.01(a), between the date of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement (including without limitation in connection with the SBSF Disposition) or as set forth in Section 6.01 of the Disclosure Schedule or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(ii) (A) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (C) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(iii) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (B) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, or (C) the issuance of Company Equity Awards and the issuance of shares of Company Common Stock upon the exercise of such Company Equity Awards (other than directors or executive officers of the Company) in accordance with their terms in the ordinary course of business consistent with past practice;

(iv) (A) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (B) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (C) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (D) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(v) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(vi) (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(viii) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any other Contract that, if in effect as of the date hereof would constitute a Company Material Contract hereunder;

(ix) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries, other than (A) any Legal Action brought against Buyer arising out of a breach or alleged breach of this Agreement by Buyer, and (B) the settlement of claims, liabilities or obligations reserved against on the balance sheet of the Company for the period ended December 31, 2016, provided that the amount of any such settlement of a claim, liability or obligation shall not exceed the amount reserved for that particular claim, liability or obligation; and, provided further, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

(x) make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xi) (A) settle or compromise any material Tax claim, audit or assessment, (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (C) amend any material Tax Returns or file claims for material Tax refunds, or (D) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax Liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(xii) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(xiii) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 912 of the BCL, except for Buyer or any of its respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xiv) Incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than current liabilities incurred in the ordinary and usual course of its business, or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt;

(xv) Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than loans and advances made in the ordinary and usual course of its business which are not for the purposes of meeting the Seller’s net capital requirements under the SEC’s Rule 15c3-1;

(xvi) Enter into any transaction with the Majority Shareholder, or any director, officer, shareholder or affiliate of the Company or any Subsidiary, except as contemplated by this Agreement;

(xvii) Elect, appoint or designate any new officers or directors of the Company or any Subsidiary; or

(xviii) agree or commit to do any of the foregoing.

Section 6.02 Registrations; Regulatory Matters.

(a) The Company shall maintain (i) MS&Co.’s registration as a registered “broker-dealer” under the Exchange Act and under the laws of each state in which MS&Co. is registered as a broker-dealer and, (ii) MS&Co.’s membership in FINRA and each other SRO necessary for the operation of its business.

(b) The Company shall cause MS&Co. (i) to take all action to maintain all rights, privileges, broker-dealer licenses and memberships, broker-dealer registrations necessary or desirable in the normal conduct of its business (ii) to comply with all rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements) and, to the extent applicable, all similar, equivalent or comparable state or foreign statutes, rules, regulations and other regulatory requirements, including all state “blue-sky” laws, (iii) to deliver to Buyer’s Representative a copy of each Focus Report filed with the SEC and (iv) to promptly deliver copies of each notice or other correspondence received from the SEC, FINRA or other SRO (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of MS&Co.

(c) The Company shall maintain SIA’s status as registered “investment adviser” under the Advisers Act.

(d) The Company shall cause SIA to (i) take all action to maintain all rights, privileges and investment adviser registrations necessary or desirable in the normal conduct of its business, (ii) to comply with all rules and regulations of the SEC applicable to it and, to the extent applicable, all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, and (iii) unless previously delivered, to promptly deliver to Buyer copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of SIA.

(e) If consent is required by applicable Law or by the Advisory Agreement of any SIA Client for the deemed assignment of the Advisory Agreement with such SIA Client, then as promptly as practicable following the date of this Agreement, the Company shall cause SIA to prepare and deliver to each such SIA Client a written notice (the "Client Notice") informing such SIA Client of such deemed assignment and of the transactions contemplated by this Agreement and requesting such consent in writing to such deemed assignment.

(f) The Company shall cause SIA to provide the Buyer a reasonable opportunity prior to distribution of the Client Notices to review and comment on the Client Notices (with such comments to be considered for inclusion in good faith).

(g) Buyer and the Company agree that any consent required for the deemed assignment of any Advisory Agreement with an SIA Client shall be deemed given for all purposes under this Agreement (i) if written consent is expressly required under the respective Advisory Agreement, upon receipt of the written consent requested in the Client Notice or (ii) if consent other than written consent is permitted under applicable Law and the respective Advisory Agreement, (x) upon receipt of a written consent requested in the Client Notice or (y) if no such written consent is received, if thirty (30) days shall have passed since the sending of a written notice (the "Negative Consent Notice") to such SIA Client (which Negative Consent Notice may be included in the Client Notice) informing such Client:  (A) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of the Advisory Agreement for such SIA Client; (B) of the intention of SIA to continue to provide the advisory services pursuant to the existing Advisory Agreement with such SIA Client after the Closing if such SIA Client does not terminate such agreement prior to the Closing; and (C) that the consent of such SIA Client will be deemed to have been granted if such SIA Client continues to accept such advisory services for a period of at least thirty (30) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (i) or (ii), no consent shall be deemed to have been given by an SIA Client for any purpose under this Agreement if at any time prior to the Closing such SIA Client notifies SIA in writing that such SIA Client has not so consented or has terminated its Advisory Agreement (and such notice is not withdrawn or superseded).

Section 6.03 Other Actions.  From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Buyer shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Minority Offer  or the other transactions contemplated hereby.

Section 6.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and Buyer's Representatives access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, customer accounts, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Buyer such other information concerning the business and properties of the Company and its Subsidiaries as Buyer may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Buyer pursuant to this Agreement.

(b) Buyer hereby agrees that any and all information furnished to Buyer, its Affiliates or their respective Representatives by the Company, its Affiliates or their respective Representatives, whether before or after the date of this Agreement, together with any reports, analyses, compilations, memoranda, notes and any other writings prepared by Buyer, its Affiliates or their respective Representatives which contain, reflect or are based upon such information (collectively, the “Confidential Information”), will be kept confidential and shall not be disclosed and shall not be used by Buyer, its Affiliates or their respective Representatives for any purpose other than evaluating the transactions contemplated by this Agreement.  The Confidential Information includes not only written information, but information transferred orally, visually, electronically, or by any other means.  The term “Confidential Information” shall not include any information which: (i) is or becomes generally available to the public other than as a result of any breach of this Agreement by Buyer, its Affiliates or their respective Representatives, (ii) become available to Buyer on a non-confidential basis from a source (other than the Company, any of its Subsidiaries or their respective Representatives) which has represented to us that such source is entitled to disclose it, or (iii) were known to Buyer on a non-confidential basis prior to its disclosure to you by the Company, its Affiliates or their respective Representatives.  In the event that Buyer, its Affiliates or their respective Representatives are required to disclose any Confidential Information in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) Buyer shall in advance of such disclosure provide the Company with prompt notice of such requirement(s).  Buyer shall, to the extent legally permissible, provide the Company, in advance of any such disclosure, with copies of any Confidential Information Buyer intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure.  If, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by Buyer (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), Buyer, its Affiliates or their respective Representatives are legally required to disclose Confidential Information to any tribunal or in order to comply with the federal securities laws, Buyer may disclose such information without liability hereunder.  This Section 6.04(b) shall survive the termination of this Agreement in accordance with the terms set forth herein.

Section 6.05 No Solicitation.

(a) The Majority Shareholder shall not, and shall cause the Company and its Subsidiaries not to, and shall not authorize or permit the Company and its Subsidiaries Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or subject to Section 6.05(b) (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested shareholder” under, Section 912 of the BCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 6.05(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Buyer, the Company Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Majority Shareholder shall, and shall cause the Company, its Subsidiaries and their Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 6.05(a), prior to the Closing, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.05(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) after the date of this Agreement a bona fide, unsolicited Takeover Proposal in writing, which did not result from a breach of Section 6.05(a), that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.05(b) unless the Company shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action. The Company shall notify Buyer promptly (but in no event later than forty-eight (48) hours) after it obtains  of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the details of the material terms and conditions of, any such Takeover Proposal, indication or request, if and to the extent such disclosure is permitted in accordance with any applicable confidentiality obligations. The Company shall keep Buyer fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.

(d) Notices of Certain Events. The Company shall notify Buyer, and Buyer shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Legal Actions commenced, or to such party's Knowledge, threatened, against the Company or any of its Subsidiaries or Buyer or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, in each case such that the conditions set forth in Section 7.02 or Section 7.03 would not be satisfied or would give rise to a right a termination set forth in Section 8.03(b) or Section 8.04(a), as the case may be.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.05(b) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Buyer be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty.

Section 6.06 Employees; Benefit Plans.

(a) Commencing at the Closing, Buyer shall cause the Company and each of its Subsidiaries, as applicable, to provide the Company Employees to whom the Buyer has extended offers of continued employment after the Minority Shares Closing (which, for avoidance of doubt, shall exclude the individuals listed Section 6.06(a) of the Disclosure Schedule) and who have elected to remain employed immediately after the Closing, (collectively, the “Company Continuing Employees”) with (i) base salary that is no less favorable than the base salary provided by the Company and its Subsidiaries on the date of this Agreement, (ii) employee benefits that are no less favorable than benefits provided by the Buyer to its similarly situated employees, and (iii) discretionary bonus opportunities, which shall be payable, if at all, in Company’s sole discretion; provided, however, that the Company and its Subsidiaries shall have the right to terminate any Company Continuing Employee after the Majority Shares Closing if such termination is for cause as customarily defined.

(b) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Buyer or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Buyer or any of its Subsidiaries and any equity compensation arrangements maintained by Buyer or any of its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Buyer Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation, if applicable) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided that such service shall not be recognized to the extent that (y) such recognition would result in a duplication of benefits or (z) such service was not recognized under the corresponding Company Employee Plan.

(c) This Section 6.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.06. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Company, Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto ac and agree that the terms set forth in this Section 6.06 shall not create any right in any Company Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) With respect to matters described in this Section 6.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Buyer.

Section 6.07 Regulatory Consents, Authorizations, Etc.  Each party hereto will use its commercially reasonable efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Regulatory Agency or any other Person which is required for or in connection with the consummation by it of the transactions contemplated hereby and will cooperate fully with the other parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No party hereto will take or omit to take any action for the sole purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

Section 6.08 Directors' and Officers' Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer or director of the Company and its Subsidiaries (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, shall survive the Closing and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) The Company shall purchase “tail” coverage with respect to the Company’s directors and officers policies in effect prior to the Closing in an amount of $15,000,000 of coverage (the “D&O Coverage”). Buyer, the Company and the Majority Shareholder hereby acknowledge that the insurance quote obtained by the Company in connection with the D&O Coverage is attached hereto is as Exhibit D.

(c) The obligations of Buyer and the Company under this Section 6.08 shall survive the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(d) In the event that, after the Closing, Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or Company, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Minority Offer and the transactions contemplated hereby, including (i) the obtaining of all necessary Consents from Governmental Entities, (ii) the obtaining of all necessary Consents from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Minority Offer and to fully carry out the purposes of this Agreement. The Company and Buyer shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Buyer receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Minority Offer, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Buyer and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, none of Buyer or any of its Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be responsible for ensuring that the Company and its Subsidiaries are sufficiently capitalized as of the Closing to operate Company’s and its Subsidiaries businesses in accordance with applicable regulatory requirements after giving effect to the Majority Share Closing.

Section 6.10 Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Buyer. Thereafter, each of the Company and Buyer agrees that no public release or announcement concerning the Minority Offer and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Buyer (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.05 or required by applicable Law or the rules or regulations of any applicable Regulatory Agency to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.11 Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Buyer, the Minority Offer, the acquisition of shares of Company Common Stock pursuant to the Minority Offer or any other transaction contemplated by this Agreement, then each of the Company, Buyer and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.12 Section 16 Matters.  Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Minority Offer and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13 Rule 14d-10(d) Matters.  Prior to the Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.14 Restrictive Covenants.

(a) Buyer acknowledges and agrees that SBS and SBSF shall be continue to be entitled to use the “Seibert” name from and after the date hereof in connection with the names of such entities and in accordance with the license granted by MS&Co. to SBS and SBSF.  Notwithstanding the foregoing, Buyer shall, and shall cause its Affiliates, the Company and the Company’s Subsidiaries to refrain from using the “Muriel Siebert & Co.” or “Siebert” names or any derivations thereof, other than (A) in connection with the Company’s retail brokerage business name during a transition period after the Closing, during which the Company’s retail brokerage business is consolidated and integrated with the Buyer’s retail brokerage business, and (B) use the “Siebert” name as part of a d/b/a designation or trade name solely in connection with the Company’s and Buyer’s retail brokerage business; provided, however, that in no event shall Buyer, and Buyer shall cause its Affiliates, the Company and the Company’s Subsidiaries not to, use the “Muriel Siebert & Co.” or “Siebert” names or any derivations thereof (1) in connection with the conduct or operation of any municipal underwritings business, or (2) for any purpose after the second (2nd) anniversary of the Majority Shares Closing. Buyer shall, and shall cause the Company and its Subsidiaries, to use best efforts to cease using the “Siebert” as soon as practicable after the Majority Shares Closing, except as expressly provided in this Section 6.14(a).  SBS and SBSF shall be third party beneficiaries of the covenants and agreements of this Section 6.14(a).

(b) From and after the Closing, Buyer shall use best efforts to preserve and avoid damaging the “Siebert” name and legacy of Muriel F. Siebert.  Without limiting the generality of the foregoing, Buyer hereby agrees that, from and after the Closing, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, Muriel F. Siebert.

(c) The restrictive covenants set forth in this Section 6.14 have been separately bargained for by the Company and the Majority Shareholder.  If after the Closing Date, Buyer or any of its Affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 6.14, the Majority Shareholder shall have, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, the right to have the covenants contemplated by this Section 6.14 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury to the Majority Shareholder and that money damages would not provide an adequate remedy.  Buyer covenants and agrees not, or permit any of its Affiliates, to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

Section 6.15 Additional Covenants of the Company.

(a) The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause to take place prior to the Majority Shares Closing the consummation and effectiveness of the sale, transfer and assignment by the Company to the Majority Shareholder of the SBSF Disposition Note and all of MS&Co.’s rights under the Capital Markets Purchase Agreement to receive the SBS Capital Markets Proceeds (the “Sale and Assignment”), in consideration for payment by the Majority Shareholder to MS&Co. of $610,262.

(b) The Company shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the Pre-Closing Dividend to be paid no later than as soon as reasonably practicable after the satisfaction of the condition set forth in Section 7.01(a).  For purposes of this Section 6.15(b), “Pre-Closing Dividend” shall mean a cash dividend in respect of all outstanding Company Common Stock in an aggregate amount of up to $4,492,735, comprised of (i) the cash proceeds in the aggregate amount of $4,000,000 received by MS&Co. in connection with the SBSF Disposition pursuant to Section 2.2 of the SBSF Disposition Agreement (the “SBSF Disposition Proceeds”), and (ii) the cash proceeds received by MS&Co. in connection with the disposition by MS&Co. of its capital markets business pursuant to the Capital Markets Purchase Agreement. The Adjusted Majority Shares Purchase Price shall be reduced by an amount equal to the product of (A) amount of the SBSF Disposition Proceeds actually distributed pursuant to this Section 6.15(b), multiplied by (B) a fraction the numerator of which is the number of Majority Shares and the denominator of which is the aggregate number of shares of Company Common Stock outstanding as of the Minority Shares Closing Date.

ARTICLE VII
CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Minority Shares Closing.  The respective obligation of each party to effect the Minority Shares Closing shall be subject to the satisfaction, or written waiver by each party, at or prior to the Closing of the following conditions:

(a) Regulatory Approvals.  Each of the Company Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(b) No Injunctions or Restraints.  No Order issued by any Governmental Entity of competent jurisdiction preventing or materially restraining or making illegal the consummation of the transactions contemplated by this Agreement in connection with the Minority Offer or the Purchase of the Majority Shares shall be in effect, and there shall be no proceedings pending by any Governmental Entity of competent jurisdiction seeking such an Order.

Section 7.02 Conditions to Buyer’s Obligations to Effect the Minority Shares Closing.  The obligations of Buyer to consummate and effect Minority Shares Closing shall be subject to the satisfaction at or prior to the Minority Shares Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a) Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company and the Majority Shareholder in this Agreement that is expressly qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified, each of the representations and warranties of the Company in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

(b) Performance of Obligations.  The Company and the Majority Shareholder shall have performed and complied in all material respects  with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Minority Shares Closing.

(c) Certificate of Officers.  Buyer shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company and the Majority Shareholders by any authorized representative thereof certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Completion of Sale and Assignment. The Majority Shareholder and MS&Co. shall have performed and completed the Sale and Assignment pursuant to Section 6.15(a).

(e) Tender of Foundation Shares.  The Muriel F. Seibert Foundation shall have tendered and not withdrawn no less than 568,700 Shares pursuant to the Minority Offer.

Section 7.03 Conditions to Obligations of the Company to Effect the Minority Shares Closing.  The obligations of the Company to effect the Minority Shares Closing shall be subject to the satisfaction at or prior to the Minority Shares Closing Date of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer in this Agreement that is expressly qualified by a reference to materiality or material adverse effect shall be true and correct in all respects as so qualified, and each of the representations and warranties of Buyer in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

(b) Performance of Obligations.  Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers.  The Company shall have received a certificate executed on behalf of Buyer by its president or chief financial officer certifying that the conditions set forth in Section 7.03(a) and Section 7.02(b) have been satisfied.

(d) Pre-Closing Dividend.  The Pre-Closing Dividend shall have been paid.

Section 7.04 Conditions to Each Party’s Obligation to Effect the Majority Shares Closing.  The respective obligation of each party to effect the Majority Shares Closing shall be subject to the satisfaction, or written waiver by each party, at or prior to the Majority Shares Closing of (a) the conditions set forth in Section 7.01, Section 7.02 and Section 7.03, as applicable, and (b) the condition that the Minority Shares Closing shall have taken place.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination by Mutual Consent.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Buyer, the Majority Shareholder and the Company.

Section 8.02 Termination by Either Buyer or the Company.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing  (notwithstanding any approval of this Agreement by the shareholders of the Company) by either Buyer or the Majority Shareholder and the Company:

(a) if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to Buyer, on the one hand, or the Majority Shareholder and the Company, on the other hand, if such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date; or

(b) if any Regulatory Authority or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Minority Offer or the other transactions contemplated hereby, and such Law or Order shall have become final and non-appealable.

Section 8.03 Termination by Buyer.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Minority Shares Closing by Buyer:

(a) if, prior to the Closing (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.05, (iv) the Company Board fails to reaffirm (publicly, if so requested by Buyer) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Buyer and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that shareholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.03(a);

(b) if, prior to the Majority Shares Closing, the Company shall have breached or failed to perform any its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01 (and in each case such breach or failure to perform is incapable of being cured by the Outside Date); provided that Buyer shall have given the Company at least 30 days written notice prior to such termination stating Buyer's intention to terminate this Agreement pursuant to this Section 8.03(b).

Section 8.04 Termination by the Majority Shareholder and the Company.  This Agreement may be terminated by the Majority Shareholder and the Company at any time prior to the Majority Shares Closing:

(a) if, prior to the Minority Shares Closing, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.05(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if, prior to the Minority Shares Closing, Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement and in each case such breach or failure to perform (i) is incapable of being cured by the Outside Date); provided that the Company shall have given Buyer at least 30 days written notice prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 8.04(b).

Section 8.05 Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.04(b), this Section 8.05, Section 8.06 and Article X (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Buyer pursuant to Section 8.03(a) or Section 8.03(b), then the Company shall pay to Buyer (by wire transfer of immediately available funds), within three (3) Business Days after such termination, a fee in an amount equal to the Termination Fee, plus, Buyer's Expenses actually incurred by Buyer on or prior to the termination of this Agreement.

(b) If this Agreement is terminated by the Company and the Majority Shareholder pursuant to Section 8.04(a), then the Company shall pay to Buyer (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee, plus, Buyer's Expenses actually incurred by Buyer on or prior to the termination of this Agreement.

(c) If this Agreement is terminated (i) prior to the Minority Shares Closing, by Buyer pursuant to Section 8.03(b) or (ii) by the Company or Buyer pursuant to Section 8.02(a) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.02(a), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to Section 8.03(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn, and (B) within one (1) year following the date of such termination of this Agreement any Takeover Proposal shall have been consummated (whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Buyer (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, Buyer's Expenses actually incurred by Buyer on or prior to the termination of this Agreement (it being understood for all purposes of this Section 8.06(b), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 50%” instead). If a Person (other than Buyer) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within one (1) year following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Buyer would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Buyer makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Buyer the reasonable costs and expenses of Buyer (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties ac and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 8.07 Amendment.  Subject to applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement signed by each of the parties hereto.

Section 8.08 Extension; Waiver.  At any time prior to the Minority Shares Closing, Buyer or, on the one hand, or the Majority Shareholder and the Company, on the other hand, may, subject to Section 8.07 (a) extend the time for the performance of any of the obligations of the other party or parties, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival of Indemnities.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein or in any closing certificate, as the case may be, and the right of a party hereto to bring an indemnifiable claim under this Article IX in respect of any breach thereof, shall survive the Closing and shall remain in full force and effect until the first (1st) anniversary of the Majority Shares Closing Date, except that the representations and warranties of the Majority Shareholder contained forth in Section 4.01 and Section 4.02(a) shall survive for the applicable statute of limitations under applicable Law.  This Section 9.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Majority Shares Closing. The covenant of the Majority Shareholder pursuant to Section 9.02(b) and the covenant of Buyer pursuant to Section 9.03 shall terminate at the end of the statute of limitations applicable to such covenant or, if earlier, the date on which such covenant has been fully performed.  The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Majority Shares Closing.  Except to the extent expressly provided herein, no Claim may be brought after such applicable survival period set forth in this Section 9.01.

Section 9.02 Indemnification of the Buyer.  From and after the Closing and subject to this Article IX, the Majority Shareholder covenants and agrees to indemnify and hold harmless the Buyer (including, following the Closing, the Company and its Subsidiaries) and each of their respective successors, assigns, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”), and hold them harmless from, against and in respect of the Majority Shareholder Percentage of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses  (“Losses”) caused by, result from or arise out of:

(a) any breach or inaccuracy of the representations or warranties set forth in Article III or Article IV;

(b) the matters described on Section 9.02(b) of the Disclosure Schedule; and

(c) any and all actions, suits, proceedings, claims, demands, judgments, compromises, assessments, settlements, costs and expenses (including reasonable legal fees and disbursements of counsel and court costs) incident to any of the foregoing (each a “Claim”).

Section 9.03 Indemnification of the Majority Shareholder.  From and after the Closing and subject to this Article IX, the Buyer covenants and agrees to indemnify and hold harmless the Majority Shareholder and each of its beneficiaries, successors and assigns (including without limitation the Muriel F. Siebert Foundation) and their respective employees, executors, trustees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties”), and hold them harmless from, against and in respect of any and all Losses caused by, result from or arise out of the matters described on Section 9.03 of the Disclosure Schedule and any and all Claims incident to the foregoing.

Section 9.04 Right to Defend, Etc.

(a) Any Buyer Indemnified Party may make Claims for indemnification hereunder by giving prompt written notice thereof to the Majority Shareholder, prior to the end of the applicable survival period.  If indemnification is sought for a Claim by or in respect of any third party (a “Third Party Claim”), the Buyer Indemnified Party shall also give the Majority Shareholder written notice of such claim as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Threshold may be applied as soon as is practicable and in any event within twenty (20) days of the time that such Buyer Indemnified Party learns of such Claim; provided, however, that the failure to do so shall not relieve the Majority Shareholder  from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall state in reasonable detail the basis and nature of such claim and shall specify the representation, warranty or covenant in this Agreement under which the liability or obligation is asserted.  In the case of a Third Party Claim, provided that (i) such Third Party Claim does not seek to impose any Liability on the Buyer Indemnified Party other than money damages and (ii) the reasonably foreseeable Losses of such claim, together with all other claims for indemnification hereunder, exceed the Threshold but do not exceed the Cap, the Majority Shareholder shall have the right to direct, through counsel of its own choosing that is reasonably acceptable to the Buyer Indemnified Party, the defense or settlement of any such Third Party Claim (subject to the limitations set forth in this Article IX, including those in Section 9.06).  If the Majority Shareholder elects not to defend or if, after commencing or undertaking any such defense, of any such Third Party Claim the Majority Shareholder fails to diligently prosecute or withdraws from such defense, the Buyer Indemnified Party shall have the right to undertake the defense.  If the Majority Shareholder is not controlling such defense, the Majority Shareholder may participate therein at its own expense. Unless, in the reasonable opinion of competent counsel to the Buyer Indemnified Party, a conflict of interest exists between the interests of the Buyer Indemnified Party and the Majority Shareholder that requires representation by separate counsel, in which case the fees and expenses of one such separate counsel will be paid by the Majority Shareholder (subject to the limitations set forth in this Article IX, including those in Section 9.06).  If the Majority Shareholder elects to assume the defense of any Third Party Claim, the Buyer Indemnified Party shall provide the Majority Shareholder and its outside counsel with access to their personnel relating to any such claim during normal business hours and shall otherwise reasonably cooperate with the Majority Shareholder in the defense or settlement thereof.  The party controlling the defense of such Claim shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim without the prior written consent of the party not controlling such defense (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Majority Shareholder may consent to such a settlement or entry of judgment without the consent of the Buyer Indemnified Parties to the extent it (a) includes an express and unconditional release of the Buyer Indemnified Parties of all liability with respect to such Claim, except for payments that would be required to be paid by the Buyer Indemnified Parties representing the Threshold, and the amount payable thereunder does not exceed the Cap or the limitations contemplated by Section 9.06(c), as applicable, (b) imposes no injunctive or other equitable relief against any Buyer Indemnified Party and (c) does not involve a finding or admission of wrongdoing; and provided further, however, that if the Buyer Indemnified Parties refuse to consent to a bona fide offer of settlement that the Majority Shareholder wishes to accept and that (w) involves no payment of money by such Buyer Indemnified Parties (other than pursuant to the Threshold), (x) involves no material limitation on the future operation of the business of the Company and its Subsidiaries, (y) does not involve a finding or admission of wrongdoing and (z) releases such Buyer Indemnified Parties from all liability in connection with such Claim except for payments that would be required to be paid by the Buyer Indemnified Parties representing the Threshold, the Majority Shareholder may reassign the defense of such claim to such Buyer Indemnified Parties, who may then continue to pursue the defense of such matter, free of any participation by the Majority Shareholder, at the sole cost and expense of such Buyer Indemnified Parties.  In such event, the obligation of the Majority Shareholder with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Buyer Indemnified Parties refused to accept or (ii) the aggregate Losses of the Buyer Indemnified Parties with respect to such claim (including, for the avoidance of doubt, any costs and expenses incurred therewith).

(b) Any Seller Indemnified Party may make Claims for indemnification hereunder by giving prompt written notice thereof to Buyer, prior to the end of the applicable survival period.  If indemnification is sought for a Claim by or in respect of any Third Party Claim, the Seller Indemnified Party shall also give Buyer written notice of such claim as to which such Seller Indemnified Party may request indemnification hereunder as is practicable and in any event within twenty (20) days of the time that such Seller Indemnified Party learns of such Claim; provided, however, that the failure to do so shall not relieve Buyer from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice.  Such notice shall state in reasonable detail the basis and nature of such claim and shall specify the representation, warranty or covenant in this Agreement under which the liability or obligation is asserted.  In the case of a Third Party Claim, provided that such Third Party Claim does not seek to impose any Liability on the Seller Indemnified Party other than money damages, Buyer shall have the right to direct, through counsel of its own choosing that is reasonably acceptable to the Seller Indemnified Party, the defense or settlement of any such Third Party Claim (subject to the limitations set forth in this Article IX, including those in Section 9.06).  If Buyer elects not to defend or if, after commencing or undertaking any such defense, of any such Third Party Claim Buyer fails to diligently prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense.  If Buyer is not controlling such defense, Buyer may participate therein at its own expense. Unless, in the reasonable opinion of competent counsel to the Seller Indemnified Party, a conflict of interest exists between the interests of the Seller Indemnified Party and Buyer that requires representation by separate counsel, in which case the fees and expenses of one such separate counsel will be paid by Buyer (subject to the limitations set forth in this Article IX, including those in Section 9.06).  If Buyer elects to assume the defense of any Third Party Claim, the Seller Indemnified Party shall provide Buyer and its outside counsel with access to their personnel relating to any such claim during normal business hours and shall otherwise reasonably cooperate with Buyer in the defense or settlement thereof.  The party controlling the defense of such Claim shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim without the prior written consent of the party not controlling such defense (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Buyer may consent to such a settlement or entry of judgment without the consent of the Seller Indemnified Parties to the extent it (a) includes an express and unconditional release of the Seller Indemnified Parties of all liability with respect to such Claim, and the amount payable thereunder does not exceed the limitations contemplated by Section 9.06(c), (b) imposes no injunctive or other equitable relief against any Seller Indemnified Party and (c) does not involve a finding or admission of wrongdoing; and provided further, however, that if the Seller Indemnified Parties refuse to consent to a bona fide offer of settlement that Buyer wishes to accept and that (w) involves no payment of money by such Seller Indemnified Parties, (x) does not involve a finding or admission of wrongdoing and (y) releases such Seller Indemnified Parties from all liability in connection with such Claim, Buyer may reassign the defense of such claim to such Seller Indemnified Parties, who may then continue to pursue the defense of such matter, free of any participation by Buyer, at the sole cost and expense of such Seller Indemnified Parties.  In such event, the obligation of Buyer with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Seller Indemnified Parties refused to accept or (ii) the aggregate Losses of the Seller Indemnified Parties with respect to such claim (including, for the avoidance of doubt, any costs and expenses incurred therewith).

Section 9.05 Exclusive Remedy.

(a) From and after the Majority Share Closing, except for the rights expressly provided in Section 2.03 and Section 10.10, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX, and such indemnification rights shall be the sole and exclusive remedies of the parties hereto and the Indemnified Parties subsequent to the Majority Shares Closing Date with respect to any matter in any way relating to this Agreement or its subject matter or arising in connection herewith, regardless of the Law or legal theory under which such Losses or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.  The Indemnified Parties hereby agree that they may not avoid the limitations on obligations set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability and, to the maximum extent permitted by Law.  Notwithstanding anything to the contrary herein, the existence of this Article IX and of the rights and restrictions set forth herein do not limit any legal remedy against the parties hereto to claims based on willful misconduct or fraud.

(b) Subject in all instances to the limitations and provisions provided for in this Article IX, Buyer agrees that any and all amounts payable as a result of any Claim by any Buyer Indemnified Party for indemnification (other than any Claim pursuant to Section 9.02(a) in respect of the Majority Shareholder’s representations and warranties set forth in Section 4.01 and Section 4.02(a) or any Claim pursuant to Section 9.02(b)) shall be paid solely from the then-remaining Escrow Funds in accordance with the Escrow Agreement and neither the Majority Shareholder nor any of its Representatives shall have any other Liability therefor, whether in indemnity or otherwise.

(c) On the Second Payment Date, the Buyer and the Majority Shareholder shall jointly instruct the Escrow Agent, by wire transfer of immediately available funds, to:

(i) pay to the Buyer a cash amount equal to the aggregate amount of Claims for indemnification that have been Finally Determined on or before the Second Payment Date; and

(ii) pay to Majority Shareholder a cash amount equal to the Escrow Fund, if any; minus (A) the aggregate amount of Claims for indemnification that have been Finally Determined on or before the Second Payment Date and in respect of which the Buyer is entitled to indemnification pursuant to Section 9.02; and minus (B) the aggregate amount of all then pending claims on the Escrow Funds in respect of which the Buyer may be entitled to indemnification pursuant to Section 9.02 (for the avoidance of doubt, in no event will this clause be equal to less than zero dollars ($0.00)), to such account or accounts designated in writing by the Majority Shareholder at least two (2) Business Days prior to the Second Payment Date.

(d) Following the Second Payment Date, no later than two (2) Business Days after each Claim for indemnification by the Buyer pursuant to Section 9.02 is Finally Determined, the Buyer and the Majority Shareholder shall jointly instruct the Escrow Agent to pay, by wire transfer of immediately available funds, pay to each Seller a cash amount equal to the Escrow Fund minus (i) the aggregate amount of Claims for indemnification that have been Finally Determined and in respect of which the Buyer is entitled to indemnification pursuant to Section 9.02; minus (ii) the aggregate amount of all then pending Claims in respect of which the Buyer may be entitled to indemnification pursuant to Section 9.02; minus (iii) the aggregate amount of all amounts that have been previously released from the Escrow Funds pursuant to this Section 9.04 (for the avoidance of doubt, in no event will this clause (3) be equal to less than zero dollars ($0.00)), to such account or accounts designated in writing by the Majority Shareholder’s Representative.

(e) For purposes of this Agreement a Claim for indemnification and the liability for and amount of damages therefor, shall be deemed to be “Finally Determined” when the parties hereto have so determined by mutual agreement or, if disputed, when a final, non-appealable decision of a Governmental Entity has been entered into with respect to such Claim.

Section 9.06 Limitations on Indemnification.  The Indemnified Parties’ indemnification rights pursuant to Article IX shall be limited as follows:

(a) The Buyer Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Article IX exceeds an amount equal to $50,000 (the “Threshold”).

(b) The Buyer Indemnified Parties shall not be able to seek or be entitled to indemnification under this Agreement for any dollar amount of Losses indemnifiable pursuant to Section 9.06(a) (individually or in the aggregate) in excess of the Escrow Funds, which for the avoidance of doubt excludes the Threshold (the “Cap”); provided, however, that the Cap shall not apply to, and the Buyer Indemnified Parties shall be entitled to indemnification under this Agreement for any indemnifiable Loss resulting from any Claim pursuant to Section 9.02(a) in respect of the Majority Shareholder’s representations and warranties set forth in Section 4.01 and Section 4.02(a) or any Claim pursuant to Section 9.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate liability of the Buyer or the Majority Shareholder under this Article IX (including with respect any Claim pursuant to Section 9.02(a) in respect of the Majority Shareholder’s representations and warranties set forth in Section 4.01 and Section 4.02(a) and any Claims pursuant to Section 9.02(b) or Section 9.03) exceed the portion of the Adjusted Majority Purchase Price, as adjusted in accordance with Section 2.03, that is actually received by the Majority Shareholder in accordance with this Agreement (excluding for avoidance of doubt any Escrow Funds that are not ultimately disbursed to the Majority Shareholder in accordance with the Escrow Agreement).

(d) The amount of any Losses subject to indemnification under this Section 9.06 shall be calculated net of (A) any indemnification paid by any third party (less the amount incurred by all applicable Indemnified Parties in connection with the enforcement of, or recovering, any such right to indemnification), and (B) any insurance proceeds actually recovered by the Indemnified Party on account of such Losses (including without limitation under the Insurance Policy), which amount shall be decreased by the amount of any specifically identifiable increase in insurance premiums as a result of, and the out-of-pocket costs incurred by the Indemnified in connection with, making and collecting an insurance claim for such Losses, as follows:  The Indemnified Parties shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss.  In the event that an insurance or other recovery is actually paid to any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder such that an Indemnified Party actually recovered more than the covered Loss, the Indemnified Party shall promptly reimburse the Indemnifying Party the amount received by the Indemnified Party in excess of such covered Loss up to (but not in excess of) the amount such Person has been indemnified hereunder.

(e) Each Indemnified Party shall take all commercially reasonable steps to mitigate Losses for which indemnification may be claimed by them under this Agreement promptly upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

(f) No Indemnified Party shall be entitled to indemnification under this Agreement for any Loss (and the amount of any Loss incurred shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Loss was already taken into account or otherwise reserved for in Closing Working Capital or Transaction Expenses as finally calculated pursuant to Section 2.03.

(g) Anything herein to the contrary notwithstanding, no Indemnified Party shall have the right to be indemnified for any Losses to the extent they are in the nature of consequential, incidental or indirect damages, diminution in value damages, lost profits or punitive, special or exemplary damages, and in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except to the extent such Losses are required to be paid by the Indemnified Party to a third party.

ARTICLE X
MISCELLANEOUS

Section 10.01 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 10.02 Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court of the State of New York in the County of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York located in Manhattan. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.04 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.02, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.03 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.03.

Section 10.04 Notices.

  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.04):

If to Buyer, to:	Kennedy Cabot Acquisition, LLC 24100 Calabasas Road Calabasas, CA 91302 Attn: Gloria Gebbia Fax: (212) 809-4147 E-Mail: mkaplan@gusraekaplan.com
with a copy (which will not constitute notice to Buyer) to:	Gusrae Kaplan Nusbaum PLLC 120 Wall Street, 25th Floor New York, NY 10005 Attn: Martin H. Kaplan, Esq. Fax: (212) 809-4147 E-Mail: mkaplan@gusraekaplan.com
If to the Company, to:	Siebert Financial Corp. 885 Third Avenue, Suite 3100 New York, New York 10022 Attn: Joseph Ramos Fax: (212)644-6896 E-Mail: jramos@siebertnet.com
with a copy (which will not constitute notice to the Company) to:	Norton Rose Fulbright US LLP 666 Fifth Avenue New York, New York 10103 Attn: Warren J. Nimetz, Esq. Fax: (212) 318-3400 E-Mail: warren.nimetz@nortonrosefulbright.com
If to the Majority Shareholder , to:	The Estate of Muriel F. Siebert c/o Patricia Francy
with a copy (which will not constitute notice to the Company) to:	Norton Rose Fulbright US LLP 666 Fifth Avenue New York, New York 10103 Attn: Warren J. Nimetz, Esq. Fax: (212) 318-3400 E-Mail: warren.nimetz@nortonrosefulbright.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 10.05 Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Disclosure Schedule and Sections 3 and 5 of the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.06 No Third Party Beneficiaries.  Except as provided in Section 6.08, Section 6.14(a), Section 9.02 and Section 9.03 hereof (which shall be to the benefit of the parties referred to in such sections), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.07 Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.08 Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.10 Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.11 Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.

SIEBERT FINANCIAL CORP.

By:	/s/ Joseph M. Ramos, Jr.
Name: Joseph M. Ramos, Jr.
Title: Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary

ESTATE OF MURIEL F. SIEBERT

By:	/s/ Jane H. Macon
Name: Jane H. Macon
Title: Co-Executor

KENNEDY CABOT ACQUISITION, LLC

By:	/s/ Gloria E. Gebbia
Name: Gloria E. Gebbia
Title: Managing Member